Exhibit 3(iv)

                         MINUTES OF THE REGULAR MEETING
                          OF THE BOARD OF DIRECTORS OF
                              CLEARWORKS.NET, INC.
                            (A DELAWARE CORPORATION)

The regular meeting of the Board of Directors of CLEARWORKS.NET, INC. was held at the principal office of the Corporation at 2450 Fondren, Suite 200, Houston, Texas 77063 on the 25th day of February, 2000 at 10:00 a.m.

The following Directors of the Corporation, being a quorum and all of the Directors of the Corporation, were present and participated throughout the meeting:

            Michael T. McClere
            Dennis Majeski
            Raymond Harrell

Michael T. McClere, the Chairman of the Board acted as Chairman of the meeting, and Shannon D. McLeroy, Secretary of the Corporation acted as Secretary of the meeting.

The Secretary presented and read a waiver of notice of meeting, signed by all the Directors, which was ordered filed with the minutes of the meeting.

The minutes of the preceding meeting of the Board of Directors were read and approved.

      . . . RESOLVED FURTHER, that in accordance with the authority granted in
      Article 9, Paragraph 2 of the Certificate of Incorporation of the Company,
      Section 4.1 of Article IV of the Bylaws of the Company which now reads:

            SECTION 4.1. NUMBER, QUALIFICATIONS AND TERM. The business and affairs of the Corporation shall be managed or be under the direction of the board of directors; and, subject to any restrictions imposed by law, by the certificate of incorporation, or by these bylaws, the board of directors may exercise all the powers of the Corporation. The board of directors shall consist of two (2) members. Such number may be increased or decreased by amendment of these bylaws, provided that no decrease shall effect a shortening of the term of any incumbent director. Directors need not be residents of Delaware or stockholders of the Corporation absent provision to the contrary in the certificate of incorporation or laws of the State of Delaware. Except as otherwise provided in section 4.3 of these bylaws, each position on the board of directors shall be filled by election at the annual meeting of stockholders. Any such election shall be conducted in accordance with section 3.10 of these bylaws. Each person elected a director shall hold office until his successor is duly elected and qualified or until his earlier resignation or removal in accordance with section 4.2 of these bylaws.

                           IS HEREBY AMENDED TO READ:

            SECTION 4.1. NUMBER, QUALIFICATIONS AND TERMS. The business and affairs of the Corporation shall be managed or be under the direction of the Board of Directors; and, subject to any restrictions imposed by law, by the Certificate of Incorporation, or by these Bylaws, the Board of Directors may exercise all the powers of the Corporation. The Board of Directors shall consist of up to seven (7) members. Such number may be increased or decreased by amendment of these Bylaws, provided that no decrease shall effect shortening of the term of any incumbent Director. Directors need not be residents of Delaware or stockholders of the Corporation absent provision to the contrary in the Certificate of Incorporation or laws of the State of Delaware. Except as otherwise provided in Section 4.3 of these Bylaws, each position on the Board of Directors shall be filled by election at the Annual Meeting of Stockholders. Any such election shall be conducted in accordance with
      Section 3.10 of these Bylaws. Each person elected Director shall hold office until his successor is duly elected and qualified or until his earlier resignation or removal in accordance with Section 4.2 of these
      Bylaws. . . .

there being no further business before the meeting, on motion duly made, seconded and unanimously carried, the meeting was adjourned.

      DATED:      2/25/00




                                    /s/ MICHAEL T. MCCLERE
                                    --------------------------------------------
                                    Michael T. McClere, Chairman


                                    /s/ SHANNON D. MCLEROY
                                    --------------------------------------------
                                    Shannon D. McLeroy, Secretary